EXHIBIT (M6)

                         SHAREHOLDER SERVICING AGREEMENT

[                    ], 2002


[Name                                  ]
[Address]


Dear Sirs:

         This is to confirm that, in consideration of the agreements hereinafter contained, the undersigned, Julius Baer Investment Funds, an open-end investment company organized under the laws of The Commonwealth of Massachusetts (the "Trust"), has agreed that [Name] (the "Service Organization") shall provide certain shareholder servicing, administrative and accounting services, to certain of its customers ("Customers") who from time to time may beneficially own shares of beneficial interest in the Trust's Julius Baer International Equity Fund (the "Fund") Class F shares, par value $.001 per share ("Shares").

         SECTION 1. The Service Organization agrees to provide the following services to Customers who may from time to time own Shares: (i) aggregating and processing purchase and redemption requests for Shares from Customers and placing net purchase and redemption orders with the Trust's transfer agent; (ii) providing Customers with a service that invests the assets of their accounts in Shares; (iii) processing dividend payments from the Fund on behalf of Customers;
(iv) providing information periodically to Customers showing their positions in Shares; (v) arranging for bank wires; (vi) responding to Customer inquiries relating to the services performed by it; (vii) providing sub-accounting with respect to Shares beneficially owned by Customers or the information to the Trust necessary for sub-accounting; (viii) if required by law, forwarding shareholder communications from the Fund (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices ) to Customers; and (ix) providing such other similar services as the Trust may reasonably request to the extent permitted under applicable statutes, rules and regulations.

         SECTION 2. The Service Organization will provide such office space and equipment, telephone facilities and personnel (which may be part of the space, equipment and facilities currently used in its business, or any personnel employed by it) as may reasonably be necessary or beneficial in order to provide the aforementioned services to Customers.

         SECTION 3. Neither the Service Organization nor any of its officers, employees or agents are authorized to make any representations concerning the Trust, the Fund or


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the Shares  except  those  contained in the Fund's then  current  prospectus  or statement of additional information for such Shares, copies of which will be supplied by the Trust to the Service Organization, or in such supplemental literature or advertising as may be authorized by the Trust in writing.

         SECTION 4. For all purposes of this Agreement, the Service Organization will be deemed to be an independent contractor, and will have no authority to act as agent for the Trust in any manner or in any respect. By its written acceptance of this Agreement, the Service Organization agrees to and does release, indemnify and hold harmless the Trust and the Fund from and against any and all direct or indirect liabilities or losses resulting from requests, directions or actions or inactions of or by the Service Organization or its officers, employees or agents regarding its responsibilities hereunder or the purchase, redemption, transfer or registration of Shares by or on behalf of Customers. The Service Organization and its employee will, upon request, be available during normal business hours to consult with the Trust or its designees concerning the performance of their responsibilities under this Agreement.

         SECTION 5. In consideration of the services and facilities provided by the Service Organization hereunder, the Fund will pay to the Service Organization, and the Service Organization will accept as full payment therefor, a fee at the annual rate of .25% of the average daily net assets of the Shares held of record or beneficially by the Customers (the "Customers' Shares"), which fee will be computed daily and payable quarterly. For purposes of determining the fees payable under this Section 5, the average daily net assets of the Customers' shares will be computed in the manner specified in the Fund's registration statement (as the same is in effect from time to time) in connection with the computation of the net asset value of Shares for purposes of purchases and redemptions. The fee rate stated above may be prospectively increased or decreased by the Fund, in its sole discretion, at any time upon notice to the Service Organization. Further, the Trust may, in its discretion and without notice, suspend or withdraw the sale of the Shares, including the sale of such Shares to the Service Organization for the account of any Customer or Customers.

         SECTION 6. Any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to this Agreement will provide to the Trust's Board of Trustees, and the Trust will review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. In addition, the Service Organizations will furnish the Trust or its designees with such information as it or they may reasonably request (including, without limitation, periodic certifications confirming the provision to Customers of the services described herein), and will otherwise cooperate with the Trust and its designees (including, without limitation, any auditors designated by the Trust), in connection with the preparation of reports to its Board of Trustees concerning this Agreement and the monies paid or payable by the Fund pursuant hereto, as well as any other reports or filings that may be required by law.


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         SECTION  7. The  Trust,  on behalf of the Fund,  may enter  into  other similar Shareholder Servicing Agreements with any other person or persons without the consent of the Service Organization.

         SECTION 8. By its written acceptance of this Agreement, the Service Organization represents, warrants and agrees that: (a) in no event will any of the services provided by it hereunder be primarily intended to result in the sale of any shares issued by the Fund; and (b) the Service Organization is fully authorized by applicable law and regulation and by any agreement it may have with an Customer or client for whom it may act pursuant to this Agreement to perform the services and receive the compensation therefor described in this Agreement.

         SECTION 9. Unless sooner terminated, this Agreement will continue for an initial two-year period and thereafter will continue automatically for successive annual periods provided such continuance is specifically approved at least annually by the Fund in the manner described in Section 12 hereof. This Agreement is terminable with or without cause without penalty, at any time by the Trust (which termination may be by vote of a majority of (a) the Disinterested Trustees as defined in Section 12 hereof or (b) the outstanding voting securities of the Fund (as defined in the Investment Company Act of 1940, as amended), or by the Service Organization upon notice to the Trust.

         SECTION 10. All notices and other communications to either the Service Organization or the Trust, respectively, will be duly given if mailed, telegraphed, telefaxed or transmitted by similar telecommunications device to the Service Organization at the address shown above and to the Trust c/o Bank Julius Baer & Co., Ltd., at 330 Madison Avenue, New York, New York 10017.

         SECTION 11. This Agreement will be construed in accordance with the laws of the State of New York and automatically terminates in the event of its assignment (as defined in the Investment Company Act of 1940, as amended).

         SECTION 12. This Agreement will not take effect and payments hereunder may not be made until the Agreement has been approved by a vote of a majority of
(i) the Trust's Board of Trustees and (ii) those Trustees who are not "interested persons" (as defined in the Investment Company Act of 1940, as amended) of the Trust and have no direct or indirect financial interest in the operation of the Shareholder Services Plan adopted by the Trust regarding the provision of support services to the beneficial owners of the Shares or in any agreements related thereto ("Disinterested Trustees"), cast in person at a meeting for the purpose of voting on such approval.

         SECTION 13. The Trust and the Service Organization agree that the obligations under this Agreement shall not be binding on any of the Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Trust,


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individually,  but are binding only upon the assets and property of the Fund, as provided in the Master Trust Agreement. The execution and delivery of this Agreement have been authorized by the Trustees and the sole shareholder of the Fund, and signed by an authorized officer of the Trust, acting as such, and neither such authorization by such Trustees and shareholder nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Fund as provided in its Master Trust Agreement.

         Please   confirm  that  the  foregoing  is  in  accordance   with  your
understanding by indicating your acceptance hereof at the place below indicated, and whereupon it shall become a binding agreement between us.



                                        Very truly yours,

                                        JULIUS BAER INVESTMENT FUNDS


                                        By:
                                            ------------------------------------
                                            Michael K. Quain
                                            President



Accepted:

[Name]



By:
    --------------------------------
    Authorized Officer




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